Exhibit 99.1

SPANISH BROADCASTING SYSTEM, INC. REPORTS

RESULTS FOR THE FIRST QUARTER 2018

MIAMI, FLORIDA, June 28, 2018 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (OTCQX: SBSAA) today reported its financial results for the first quarter ended March 31, 2018.

Financial Highlights

(in thousands)	Quarter Ended March 31,		%
	2018	2017	Change
Net revenue:
Radio	$29,251	$28,224	4%
Television	4,655	3,126	49%
Consolidated	$33,906	$31,350	8%
Adjusted OIBDA, a non-GAAP measure*:
Radio	$11,629	$8,889	31%
Television	658	(643)	202%
Corporate	(2,941)	(2,365)	(24)%
Consolidated	$9,346	$5,881	59%

* Please refer to the Non-GAAP Financial Measures section for a definition of Adjusted OIBDA and a reconciliation from Adjusted OIBDA to the most directly comparable GAAP financial measure.

Discussion and Results

“As previously announced, this is the best first quarter operating performance in Company history.  Revenues increased and costs declined across all of our major business units resulting, once again, in operating margins that are among the best in the industry.

We remain focused on driving revenue and controlling costs while maximizing the positioning and penetration of our unique portfolio of assets in serving the needs of the U.S. Hispanic consumer.

We will be pre-announcing second quarter estimates, evidencing continued positive momentum, within the next few weeks,” commented Raúl Alarcón, Chairman and CEO.

Quarter End Results

For the quarter-ended March 31, 2018, consolidated net revenues totaled $33.9 million compared to $31.4 million for the same prior year period, resulting in an increase of $2.6 million or 8% primarily due to increases in revenue in our radio and television segments.  Our radio segment net revenues increased by $1.0 million or 4%, due to increases in local, network and special events revenue, which were partially offset by decreases in national and barter sales.  Our local sales increased in our Puerto Rico and Los Angeles markets, while our national sales decreased in our New York and San Francisco markets.  Our special events revenue increased primarily in our Puerto Rico and Los Angeles markets mainly due to an additional event and improved performance.  Our television segment net revenues increased by $1.5 million or 49%, due to the increases in special events revenue from the performance of a new event.

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Consolidated Adjusted OIBDA, totaled $9.3 million compared to $5.9 million for the same prior year period, representing an increase of $3.5 million or 59%. Our radio segment Adjusted OIBDA increased $2.7 million or 31%, primarily due to a decrease in operating expenses of $1.7 million and an increase in net revenues of $1.0 million.  Radio station operating expenses decreased mainly due to decreases in digital development and content production costs related to the LaMusica application, special events, barter, bad debt expenses and the impact of a legal settlement offset by increases in professional fees, advertising and commissions expenses.  Our television segment Adjusted OIBDA improved $1.3 million or 202%, due to the increase in net revenues of $1.5 million, partially offset by an increase in operating expenses of $0.2 million. Television station operating expenses increased primarily due to increases in special event related expenses partially offset by decreases in originally produced programming costs and increases in related production tax credits.  Our corporate expenses, excluding non-cash stock-based compensation, increased $0.6 million or 24%, mostly due to increases in legal fees, compensation and benefits, and travel related expenses.

Operating income totaled approximately $7.6 million compared to $3.8 million for the same prior year period, representing an increase of $3.7 million or 97%.  This increase in operating income was primarily due to the increases in net revenues of $2.6 million and the decreases in operating expenses and recapitalization costs of $1.1 million and $0.1 million, respectively.  These recapitalization costs primarily include the incurrence of professional fees related to our continued recapitalization and restructuring efforts.

First Quarter 2018 Conference Call

We will host a conference call to discuss our first quarter 2018 financial results on Friday, June 29, 2018 at 11:00 a.m. Eastern Time.  To access the teleconference, please dial 412-317-5441 ten minutes prior to the start time.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Thursday, July 12, 2018 which can be accessed by dialing 877-344-7529 (U.S.) or 412-317-0088 (Int’l), passcode: 10121760.

There will also be a live webcast of the teleconference, located on the investor portion of our corporate Web site, at http://www.spanishbroadcasting.com/webcasts-presentations. A seven day archived replay of the webcast will also be available at that link.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. owns and operates 17 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Spanish Tropical, Regional Mexican, Spanish Adult Contemporary, Top 40 and Latin Rhythmic format genres. SBS also operates AIRE Radio Networks, a national radio platform which creates, distributes and markets leading Spanish-language radio programming to over 250 affiliated stations reaching 94% of the U.S. Hispanic audience.  SBS also owns MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and owns multiple bilingual websites, including www.LaMusica.com, an online destination and mobile application providing content related to Latin music, entertainment, news and culture. For more information, visit us online at www.spanishbroadcasting.com.

Forward Looking Statements

This press release contains certain forward-looking statements.  These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release.  Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations.  “Forward-looking” statements, as such term is defined by the Securities Exchange Commission in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, our recapitalization plan, growth and acquisition strategies, investments and future operational plans.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, those identified in our reports filed with the Securities and Exchange Commission including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.  All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. We

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undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

(Financial Tables Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. Garcia	Brad Edwards
Chief Financial Officer	The Plunkett Group
(305) 441-6901	(212) 739-6740

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Below are the Unaudited Condensed Consolidated Statements of Operations for the quarter ended March 31, 2018 and 2017.

	Quarter Ended March 31,
Amounts in thousands, except per share amounts	2018	2017
	(Unaudited)
Net revenue	$33,906	$31,350
Station operating expenses	21,619	23,104
Corporate expenses	2,963	2,444
Depreciation and amortization	1,025	1,132
Gain on the disposal of assets, net	—	(1)
Recapitalization costs	711	826
Other operating income	(1)	—
Operating income	7,589	3,845
Interest expense, net	(8,138)	(9,987)
Dividends on Series B preferred stock classified as interest expense	(2,433)	(2,433)
Loss before income taxes	(2,982)	(8,575)
Income tax expense	387	2,263
Net loss	(3,369)	(10,838)
Net loss per common share:
Basic & Diluted	$(0.46)	$(1.49)
Weighted average common shares outstanding:
Basic & Diluted	7,300	7,267

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Non-GAAP Financial Measures

Adjusted Operating Income (Loss) before Depreciation and Amortization, (Gain) Loss on the Disposal of Assets, net, Impairment Charges and Restructuring Costs, and Recapitalization Costs excluding non-cash stock-based compensation (“Adjusted OIBDA”) is not a measure of performance or liquidity determined in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States.  However, we believe that this measure is useful in evaluating our performance because it reflects a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions.  This measure is widely used in the broadcast industry to evaluate a company’s operating performance and is used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations.  However, this measure should not be considered in isolation or as a substitute for Operating Income, Net Income, Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP.  Adjusted OIBDA does not present station operating income as defined by our Indenture governing the Notes.  In addition, because Adjusted OIBDA is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Included below are tables that reconcile Adjusted OIBDA to operating income (loss) for each segment and consolidated operating income (loss), which is the most directly comparable GAAP financial measure.

	Quarter Ended March 31, 2018
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
Adjusted OIBDA	$9,346	11,629	658	(2,941)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Stock-based compensation	22	—	—	22
Depreciation and amortization	1,025	427	537	61
(Gain) loss on the disposal of assets, net	—	—	—	—
Recapitalization costs	711	—	—	711
Other operating income	(1)	—	—	(1)
Operating Income (Loss)	$7,589	11,202	121	(3,734)

	Quarter Ended March 31, 2017
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
Adjusted OIBDA	$5,881	8,889	(643)	(2,365)
Less expenses excluded from Adjusted OIBDA but included in operating income (loss):
Stock-based compensation	79	—	—	79
Depreciation and amortization	1,132	476	559	97
(Gain) loss on the disposal of assets, net	(1)	—	(1)	—
Recapitalization costs	826	—	—	826
Other operating income	—	—	—	—
Operating Income (Loss)	$3,845	8,413	(1,201)	(3,367)

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Unaudited Segment Data

We have two reportable segments: radio and television.  The following summary table presents separate financial data for each of our operating segments:

	Quarter Ended March 31,
	2018	2017
	(In thousands)
Net revenue:
Radio	$29,251	$28,224
Television	4,655	3,126
Consolidated	$33,906	$31,350
Engineering and programming expenses:
Radio	$5,465	$6,199
Television	1,266	2,418
Consolidated	$6,731	$8,617
Selling, general and administrative expenses:
Radio	$12,157	$13,136
Television	2,731	1,351
Consolidated	$14,888	$14,487
Corporate expenses:	$2,963	$2,444
Depreciation and amortization:
Radio	$427	$476
Television	537	559
Corporate	61	97
Consolidated	$1,025	$1,132
(Gain) loss on the disposal of assets, net:
Radio	$—	$—
Television	—	(1)
Corporate	—	—
Consolidated	$—	$(1)
Recapitalization costs:
Radio	$—	$—
Television	—	—
Corporate	711	826
Consolidated	$711	$826
Other operating income:
Radio	$—	$—
Television	—	—
Corporate	(1)	—
Consolidated	$(1)	$—
Operating income (loss):
Radio	$11,202	$8,413
Television	121	(1,201)
Corporate	(3,734)	(3,367)
Consolidated	$7,589	$3,845

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Selected Unaudited Balance Sheet Information and Other Data:

As of
(Amounts in thousands)	March 31, 2018
Cash and cash equivalents	$20,082
Total assets	$435,592
12.5% Senior Secured Notes due 2017, net	$260,274
Other debt	—
Total debt	$260,274
Series B preferred stock	$90,549
Accrued Series B preferred stock dividends payable	77,465
Total	$168,014
Total stockholders' deficit	$(99,261)
Total capitalization	$329,027

	For the Quarter Ended March 31,
	2018	2017
Capital expenditures	$248	$276
Cash paid for income taxes	$—	$14